EXHIBIT A

PAGELAB NETWORK, INC.

RESOLUTIONS OF THE
BOARD OF DIRECTORS

                WHEREAS, the Company owns all of the issued and outstanding capital stock of PLN Name Change Subsidiary, Inc., a Minnesota corporation (hereinafter referred to as “Subsidiary”) consisting of one hundred (100) shares of common stock, $0.01 par value per share; and

WHEREAS, the Company desires to effect the merger of the Subsidiary with and into the Company pursuant to Section 302A.621 of the Minnesota Business Corporation Act.

                NOW, THEREFORE, BE IT RESOLVED, that the Subsidiary be merged with and into the Company pursuant to Section 302A.621 of the Minnesota Business Corporation Act in accordance with the further resolutions set forth below (which resolutions shall constitute the Plan of Merger).

                RESOLVED FURTHER, that at the effective time of the merger, all of the outstanding shares of common stock of the Subsidiary, $0.01 par value per share, shall be canceled, and no securities of the Company or any other corporation, or any money or other property, shall be issued to the Company in exchange therefore.

RESOLVED FURTHER, that the merger shall be effective as of the date of filing the articles of merger with the Secretary of State of the State of Minnesota in the manner required by law;

                RESOLVED FURTHER, that Andrew D. Hyder or David Fitzgerald each a Co-President of the Company, or any other officer of the Company, is hereby authorized and directed to execute, for and on behalf of the Company, Articles of Merger setting forth the Plan of Merger and such other information as required by law, and to cause such articles to be filed for record with the Secretary of State of the State of Minnesota in the manner required by law.

                RESOLVED FURTHER, that upon the effective time of the merger, pursuant to Section 302A.621, Subd. 1, of the Minnesota Business Corporation Act, by virtue of the filing of the Articles of Merger and without any further action by the Company, its Board of Directors, or its shareholders, Article 1 of the Company’s Articles of Incorporation, as amended, shall be amended in its entirety to read as follows:

“Article 1 – Name

1.1 The name of the corporation shall be Subjex Corporation.”

RESOLVED FURTHER, that the officers of the Company, and each of the officers authorized, for and on behalf of the Company, to take such other action as those officers as any of them, deem necessary or appropriate to carry out the purpose of the foregoing resolutions.

*Filed with and approved by the State of Minnesota Secretary of State on 12/3/2002.